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To Our Shareholders


Peoples Educational Holdings, Inc.
2003 Annual Report to Shareholders

Dear Shareholders:

It is our pleasure to present the 2003 Annual Report to Shareholders of Peoples Educational Holdings, Inc. ("PEH" or the "Company"). The Peoples Publishing Group, Inc., ("PPG"), a wholly owned subsidiary of PEH, constitutes all of the operations of the Company, and the comments regarding the Company's financial information are related to PPG's operations.

PPG delivered exceptionally strong revenue and earning growth in 2003. Driven by continued growth in our state-specific Test Preparation product line, total revenue grew to a record $27.8 million, up 48% from $18.8 million in 2002. Operating income was $2.1 million in 2003, up 110% from $1.0 million in 2002. Net income for 2003 was $1.2 million, up 100% from $0.6 million in 2002.

Our product line revenue growth was led by a strong increase in Test Preparation where revenue grew to $15.1 million, more than double the prior year revenue level. In 2003, we completed our rollout into Texas and entered two new states, California and Michigan. The Company now publishes state-specific titles in ten states. We plan to enter new states, and continue to fill out the Test Preparation product line in existing states with the addition of new grades and subject areas.

The market for state-specific, standards- based Test Preparation and prescriptive assessment products continues to be highly favorable as states build out their accountability systems in response to the federal "No Child Left Behind" legislation.

The state standards-based accountability movement is strong, often requiring that students and teachers demonstrate improvement beyond the federal requirements. Both the federal and state initiatives have strong, broad bipartisan support. We believe the Company's highly customized, state-specific products, which provide for standards-based assessment and informed instruction, are being well received in this environment. Our products in this category focus on teaching the state standards in a highly comprehensive manner, thereby enhancing performance on the growing number of required state tests and setting our products apart from current competitors.

We have changed the name of the Advanced Placement product line to College Preparation. This name more accurately reflects the fact that the materials we sell are utilized in a wide range of Advanced Placement, honors, electives, and other high level high school courses. College Preparation revenue in 2003 grew to $9.4 million from $9.1 million in 2002. 2003 was not a strong textbook adoption year, and we were pleased with our results given the tough spending environment and a strong (+19%) prior year performance. Our optimism about prospects for growth in this market segment is bolstered by the actions taken this year to strengthen the sales and marketing team and to begin adding additional distribution clients. We also launched a proprietary publishing program that is compatible with our distributed product and in 2004 expect to begin to market our own products into the high school college preparation marketplace.

www.peoplespublishing.com                                                     1

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To Our Shareholders


Instruction revenue, consisting of student-at-risk and multicultural products, increased to $1.3 million from $1.2 million in the prior year. The Company has shifted its focus away from this legacy product line, and will launch a new standards-based Supplementary product line in 2004. These products, to be developed by a strong new editorial team already in place, will be a natural extension of our highly successful state-specific Test Preparation product line. We will leverage an in-depth knowledge of the state standards to create in-depth instruction in areas of key concern to educators.

In addition to the many print development initiatives, we formally launched our first electronic product into Texas late in 2003. Measuring Up e-Path(TM) is an Internet- delivered, state-specific assessment program for which the custom technology was developed in conjuction with the Cisco Learning Institute. The program allows educators to develop customized benchmark tests, which will output a Personal Prescriptive Path(TM), or individualized learning plan, for each student, as well as NCLB-compliant record-keeping.

2003 was another challenging year for the K-12 publishing industry with spending on K-12 instructional materials up only 2% following a 5% decline in the prior year. State and local governments, which provide over 90% of educational funding, have only begun to recover from the downturn in the economy. It is expected that 2004 will be another difficult year for instructional materials spending, with a return to growth occurring in 2005. While our product lines are certainly affected by funding issues, we have shown that timely product which strongly fills a need can be successful even in a tough environment. We believe that the standards and accountability movement has strong momentum and that our positioning in the marketplace will allow us to benefit from the growing political and cultural emphasis on improved educational results.

As a company involved primarily in the creation and distribution of educational intellectual properties, our employees and contributing writers are our most important assets. We have an extraordinary team of talented and dedicated employees, and we would like to thank each and every one for the unique and important role they have played in growing our business and positioning it for continuing future growth. We are once again proud of what the Company has accomplished in the past year, and we are excited about our prospects for future growth.



Sincerely,


/s/ BRIAN T. BECKWITH           /s/ JAMES J. PEOPLES            /s/ DIANE M. MILLER
Brian T. Beckwith               James J. Peoples                Diane M. Miller
President and CEO               Chairman                        Executive Vice President





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